                                                                     Exhibit 7.1

                                 VIDEOTRON LTEE

                          FINANCIAL STATEMENT SCHEDULE

                  SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS
                   (Amounts in thousands of Canadian dollars)


                                                       Balance,         Charged to
                                                     beginning of       costs and                           Balance, end
                                                         year          expenses(1)       Deductions(2)         of year
                                                   --------------    ---------------    ---------------    --------------
Allowance for doubtful accounts receivable
 Year ended December 31:
         2001                                          $   7,522         $  10,160          $   9,341          $  8,341
         2002                                              8,341            11,084              8,210            11,215
         2003                                             11,215            14,562             10,542             7,195

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Notes:

(1) Represents increase in allowance for doubtful accounts receivable charged to expense.

(2) Represents the accounts receivable written-off against the allowance for doubtful accounts receivable.